Exhibit 10.24
LUMINAR TECHNOLOGIES, INC.
AMENDMENT TO EXECUTIVE COMPENSATION LETTER AGREEMENT
This document (the "Amendment") amends the Executive Compensation Letter Agreement dated November 7, 2023 (the “Agreement”) between Tom Fennimore ("Executive") and Luminar Technologies, Inc. (the "Company"). Any capitalized terms used in this Amendment and not otherwise defined herein shall have the meaning set forth in the Agreement.
The parties hereby agree as follows:
1.Amendment to Fixed Value Equity Grant.
The parties amend the Agreement by replacing the table in the section titled “Fixed Value Equity Grant” with the following table:

Fixed Value Equity Award Grant Date	Cash Value
December 5, 2023	$1,500,000
December 5, 2024	$1,500,000
December 5, 2025	$1,400,000
December 5, 2026	$1,400,000
December 5, 2027	$1,500,000
December 5, 2028	$1,500,000

The parties further amend the Agreement by adding the following paragraphs at the end of the section titled “Fixed Value Equity Grant”:
Notwithstanding anything to the contrary in this Agreement, with respect to each Fixed Value Equity Award for 2025 (each, a “2025 Award”) and 2026 (each, a “2026 Award”), such Fixed Value Equity Award will be granted in quarterly installments on or about March 1, June 1, September 1, and December 1 in 2025 and 2026 (each such date, a “Quarterly Grant Date”), subject to your continued service through each applicable Quarterly Grant Date. Subject to approval by the Board or Committee in its sole discretion, each 2025 Award shall be granted in the form of a cash payment of $350,000, subject to your continued service through each Quarterly Grant Date in 2025. Subject to approval by the Board or Committee in its sole discretion, each 2026 Award shall be granted in the form of a cash payment or an RSU award, subject to your continued service through each Quarterly Grant Date in 2026, as determined by the Board or Committee in its sole discretion, based upon the most recent price per share of the Company’s Class A common stock as of the applicable Quarterly Grant Date.
Notwithstanding anything to the contrary in this Agreement, in the event that, at any time in 2025 or 2026, you experience an involuntary separation from service (as defined in Treasury Regulation 1.409A-1(n)) due to termination of your employment by the Company with Cause or your voluntary resignation for any reason, the Company shall recoup any portion of the 2025 Award or 2026 Award that has already been granted to you as of the termination date, with respect to the year in which your termination occurs, with such recoupment in the form of cash based on the grant date value, or an equivalent number of shares of the Company’s Class A common stock at the then-current fair market value. For example, if your employment is terminated with Cause or you voluntarily resign on November 15, 2026, the Company shall recoup in cash the grant date value of the Fixed Value Equity Awards granted to you on March 1, June 1, and September 1 of 2026 (without any recoupment of the 2025 Awards).
2.No Other Modification. Except as provided herein, the provisions of the Agreement shall remain in full force and effect following the adoption of this Amendment and this Amendment shall not constitute a modification or waiver of any provision of the Agreement except as provided herein.
3.Effectiveness. This Amendment shall be effective on the date it is signed by both Executive and the Company.

[Signature Page Follows]

LUMINAR TECHNOLOGIES, INC.

/s/Austin Russell
Austin Russell, Chief Executive Officer

Date Signed: March 27, 2025

EXECUTIVE

/s/ Tom Fennimore
Tom Fennimore

Date Signed: March 27, 2025